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                                                                    EXHIBIT 99.1

(INSITUFORM-TECH) (INSU) Insituform Technologies, Inc. Elects to the Board Retired CEO of Turner Corporation

     Chesterfield, MO - October 8, 2004 - Insituform Technologies, Inc. (Nasdaq National Market: INSU) announced the election to its Board of Directors of Alfred T. McNeill, retired Chairman and CEO of The Turner Corporation, increasing the size of the Board to 10.

     "Al McNeill brings to the Board unparalleled knowledge of the construction industry and sophisticated management expertise," pointed out Alfred L. Woods, Chairman of the Board. "His 38 years of experience with Turner, one of the premier building construction organizations, will deepen the Board's insight into both our domestic and international operations."

     Mr. McNeill currently acts as a consultant to the construction industry. Following his retirement from Turner, he served as CEO of New Jersey Schools Construction Corporation and Interim Chairman and CEO of J.A. Jones Construction Group.

     Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about Insituform can be found on its Internet site at www.insituform.com.

CONTACT:  Insituform Technologies, Inc.
          Christian G. Farman, Vice President and CFO
          (636) 530-8000